As filed with the Securities and Exchange Commission on May 11, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Marchex, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	35-2194038
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Marchex, Inc.

520 Pike Street, Suite 2000

Seattle, WA 98101

(Address of Principal Executive Offices)

2012 Stock Incentive Plan

(Full title of the plan)

Russell C. Horowitz

Chairman and Chief Executive Officer

Marchex, Inc.

520 Pike Street, Suite 2000

Seattle, WA 98101

(206) 331-3300

(Name and address, including zip code and telephone number, including area code of agent for service)

Copies to:

Francis J. Feeney, Jr., Esq.

Michelle Paterniti, Esq.

DLA Piper LLP (US)

33 Arch Street, 26th floor

Boston, MA 02110

(617) 406-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
2012 Stock Incentive Plan
Class B Common Stock, $0.01 par value	3,500,000 Shares	$3.38	$11,830,000	$1,355.72
TOTAL	3,500,000 Shares		$11,830,000	$1,355.72

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.
(2)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average high and low sale prices of the Class B common stock as reported on the NASDAQ Global Select Market on May 7, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011;

(b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(c) Description of Common Stock of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of Class B common stock offered by this prospectus will be passed upon for us by DLA Piper LLP (US). As of the date of this registration statement, a partner with the law firm of DLA Piper LLP (US) beneficially owns 35,500 shares of Class B common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated by-laws provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (Filed with Registrant’s Amendment No. 2 to the Registration Statement on Form SB-2 (No. 333-111096) filed with the SEC on March 19, 2004 and incorporated herein by reference).

4.2	Amended and Restated By-Laws of the Registrant (Filed with the Registrant’s Current Report on Form 8-K filed with the SEC on December 10, 2007 and incorporated herein by reference).

5.1	Opinion of DLA Piper LLP (US) counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith).

23.1	Consent of Counsel (contained in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith).

24.1	Power of Attorney (filed herewith).

99.1	Marchex, Inc. 2012 Stock Incentive Plan (Filed with Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2012 and incorporated herein by reference).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on May 11, 2012.

Marchex, Inc.

By:	/s/ Russell C. Horowitz
Russell C. Horowitz
Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Marchex, Inc., hereby severally constitute and appoint Russell C. Horowitz and Michael A. Arends, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement of Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Marchex, Inc. to comply with the provisions of the Securities Act, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying the confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date

/s/ Russell C. Horowitz Russell C. Horowitz Chairman and Chief Executive Officer (Principal Executive Officer)	May 11, 2012

/s/ Michael A. Arends Michael A. Arends Chief Financial Officer (Principal Financial Officer)	May 11, 2012

/s/ Michael M. Miller Michael M. Miller Senior VP Accounting and Corporate Controller (Principal Accounting Officer)	May 11, 2012

/s/ John Keister John Keister Executive Vice Chairmen and Director	May 11, 2012

/s/ Dennis Cline Dennis Cline Director	May 11, 2012

/s/ Anne Devereux Anne Devereux Director	May 11, 2012

/s/ Nicolas J. Hanauer Nicolas J. Hanauer Vice Chairman and Director	May 11, 2012

/s/ M. Wayne Wisehart M. Wayne Wisehart Director	May 11, 2012

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (Filed with Registrant’s Amendment No. 2 to the Registration Statement on Form SB-2 (No. 333-111096) filed with the SEC on March 19, 2004 and incorporated herein by reference).

4.2	Amended and Restated By-Laws of the Registrant (Filed with the Registrant’s Current Report on Form 8-K filed with the SEC on December 10, 2007 and incorporated herein by reference).

5.1	Opinion of DLA Piper LLP (US) counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith).

23.1	Consent of Counsel (contained in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith).

24.1	Power of Attorney (filed herewith).

99.1	Marchex, Inc. 2012 Stock Incentive Plan (Filed with Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2012 and incorporated herein by reference).